Exhibit 10.21

Date: [_____]

To,

Mr./Mrs. [_____]

[Address]

Re: Aeries Employee Stock Option Plan 2020

Sub: Letter of Grant of Options

Dear Mr./Mrs. [_____],

This has reference to the Aeries Employee Stock Option Plan 2020 (“ESOP” or “Plan”) announced by Aeries Technology Group Business Accelerators Private Limited (Fonnerly Pulse Secure Technologies (India) Private Limited) (“Company”) on 1st August 2020 and which is available for viewing at the registered office of the Company. We are pleased to inform you that you shall be eligible to participate in this Plan and that you have been granted [_____] number of Options of the Company. Detain of the grant is given in Annexure ‘A’.

The options can be exercised at a price of Rs. [___] per option.

All other terms and conditions pertaining to the allotment of these Options are mentioned in the said Plan for ease of understanding. You have the right to read the entire Plan properly which is available at the registered office of the Company, and you agree to accept the Options subject to the terms mentioned in the Plan.

We request you to kindly sign and return to the Company a counter copy of this Grant Letter, within 15 days of receipt of this Grant Letter.

For Aeries Technology Group Business Accelerators Private Limited

(Formerly Pulse Secure Technologies (India) Private Limited)

Venu Raman Kumar Director

I, Mr./Mrs. [_____], hereby confirm:

[Name of Grantee]

Annexure ‘A’

Detail of options granted
Number of options granted	[____]
Date of Grant	[____]
Exercise Price per option	Rs. [___]
Vesting period	[__] year/(s)
Exercise period	[__] years from the date of vesting